Exhibit 16.1

December 8, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of Tower Financial Corporation dated December 7, 2011 and filed December 9, 2011, and are in agreement with those statements.

Crowe Horwath LLP
South Bend, Indiana

cc:	Mr. William G. Niezer
Audit Committee Chairman
Tower Financial Corporation